THE FIRST AUSTRALIA PRIME INCOME FUND, INC.


         I, Margaret A. Bancroft, the duly authorized Assistant Secretary of The First Australia Prime Income Fund, Inc., a Maryland corporation (the "Fund"), hereby certify that:

         1. the Board of Directors of the Fund at a telephonic meeting held on July 30, 1998, adopted the following resolution:

         RESOLVED, that each of the proper officers of the Fund now or hereafter elected or Margaret A. Bancroft, Allan S. Mostoff, Jennifer A. Olvey, Carmen Guzman-Lowrey, A. Tyson Arnedt or Gregory S. Konzal, who are hereby appointed as their attorneys-in-fact, with powers of substitution, be, and each of them hereby is, authorized in the name and on behalf of the Fund to execute a Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Act of 1940, to cover the offer and sale of the Common Stock pursuant to the Rights Offering, to execute any amendments thereto in such form as may be approved by counsel, to file or authorize the filing of such documents with the Securities and Exchange Commission, and to designate agents for service of process, and the execution and filing of such documents by such officers or attorneys-in-fact or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefore from the Fund and the approval and ratification by the Fund of the documents so executed and the action so taken.

                                           By:      /s/ Margaret A. Bancroft
                                                    ------------------------
                                                    Margaret A. Bancroft
                                                    Assistant Secretary